Exhibit 99.1

WEYCO REPORTS THIRD QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---November 2, 2021---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended September 30, 2021.

Net sales for the third quarter of 2021 were $61.8 million compared to third quarter 2020 net sales of $53.2 million. Operating earnings were $6.7 million for the quarter compared to operating losses of $3.8 million in last year’s third quarter. Net earnings rose to $5.1 million, or $0.52 per diluted share, from net losses of $5.9 million, or $0.60 per diluted share, in the third quarter of 2020.

Last year’s third quarter operating results were significantly impacted by the COVID-19 pandemic, and included non-recurring charges totaling $7.4 million. As such, comparisons of 2021 financial performance to 2020 may have limited utility. Therefore, selected comparisons to 2019 are included in this release as appropriate. Net sales for the third quarter of 2021 rose to approximately 75% of third quarter 2019 sales levels. Consolidated operating earnings for the quarter recovered to 80% of 2019 levels.

North American Wholesale Segment

Net sales in the Company’s North American wholesale segment were $50.2 million for the quarter compared to $44.0 million in the third quarter of 2020, with sales up across all of the Company’s legacy brands (Florsheim, Stacy Adams, and Nunn Bush). Last year’s third quarter sales of the legacy brands were down significantly as a result of the pandemic. Sales of the BOGS outdoor brand fell 8% for the quarter mainly due to production and shipping delays from our manufacturers in Asia.

Gross earnings for the North American wholesale segment were 34.6% of net sales in the third quarter of 2021 compared to 35.7% of net sales in last year’s third quarter. The decrease in gross margins was primarily due to higher inbound freight costs. Additionally, last year’s gross earnings included $500,000 in non-recurring charges. Selling and administrative expenses were $11.3 million for the quarter, compared to $13.0 million in last year’s third quarter, and $14.9 million in 2019. Third quarter 2021 expenses were reduced by approximately $1.9 million of wage subsidies received from the U.S. and Canadian governments. Third quarter 2020 expenses included $1.5 million in non-recurring charges. Wholesale operating earnings rose to $6.0 million in the third quarter of 2021, up from operating earnings of $2.8 million in last year’s third quarter, due mainly to higher sales and lower selling and administrative expenses.

At wholesale, there was a significant pickup in demand across all of the Company’s brands during the quarter. However, bottlenecks in the supply chain caused delays in the delivery of merchandise from our suppliers, which negatively impacted our third quarter shipments. In October, we began to see improvement in the rate of deliveries from our suppliers, which we expect will continue through the fourth quarter, and which should help us meet the increased demand for our products.

North American Retail Segment

Net sales in the Company’s North American retail segment were $6.3 million in the third quarter of 2021, up from $4.4 million in the third quarter of 2020. Same store sales rose 49% for the quarter, due to a 33% increase in e-commerce sales and higher brick-and-mortar sales. Last year’s brick-and-mortar same store sales were down significantly as a result of the pandemic. The Company closed three unprofitable retail stores in the third quarter of 2020, and currently has just four active U.S. brick-and-mortar locations.

The retail segment had operating earnings of $1.4 million for the quarter, compared to operating losses of $2.8 million in last year’s third quarter. Last year’s third quarter losses included $2.6 million in non-recurring charges. The improvement in 2021 was due to the benefit of closing unprofitable stores, improved performance at active brick-and-mortar locations, and higher e-commerce earnings.

Retail net sales for the third quarter of 2021 exceeded third quarter 2019 levels by 22%. While most of this increase was driven by e-commerce growth, brick-and-mortar sales at the Company’s four remaining locations also exceeded their 2019 levels. Third quarter 2021 retail operating earnings significantly outpaced the third quarter of 2019, due primarily to growth in the Company’s more profitable e-commerce businesses and the shedding of unprofitable stores last year.

Other

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $5.3 million for the quarter, compared to $4.8 million in the third quarter of 2020 and $9.5 million in the 2019 period. The 2021 increase was at Florsheim Australia, with sales up in both its wholesale and retail businesses, partially offset by lower sales at Florsheim Europe, as the Company is in the final stages of winding down this business. Last year’s third quarter sales were down significantly as a result of COVID-related retail shutdowns.

Collectively, Florsheim Australia and Florsheim Europe had operating losses of $682,000 for the quarter, compared to operating losses of $3.8 million in the third quarter of 2020, and operating losses of $1.4 million in the 2019 period. Last year’s third quarter losses included $2.8 million in non-recurring charges. The improvement in 2021 compared to 2019 was largely due to improved performance at Florsheim Australia.

Business recovery in Australia has been hindered by a large number of Florsheim Australia’s retail stores being closed for a majority of the quarter due to lockdowns imposed in New South Wales and Victoria. Stores in New South Wales have begun to reopen in October, and we currently expect that all of our stores in Australia will be allowed to reopen during the fourth quarter, unless there are adverse COVID-19 developments there.

Consolidated provision for income taxes totaled $1.9 million for the quarter compared to $2.1 million in the third quarter of 2020. Last year’s tax provision included $2.0 million of tax expense related to deferred tax assets of the Company’s foreign subsidiaries.

“We are excited about the trajectory of our business, as we are seeing strong demand across all of our brands,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Our wholesale business posted solid results for the third quarter despite being challenged by supply chain delays, and our retail segment achieved record sales and earnings, largely driven by e-commerce growth. So far in the fourth quarter, we’ve seen a vast improvement in the flow of our products into the U.S., which will enable us to fulfill much of the increased demand through the end of the year and into 2022.”

On November 2, 2021, the Company’s Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on November 29, 2021, payable on December 31, 2021.

Conference Call Details:

Weyco Group will host a conference call on November 3, 2021, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: http://www.directeventreg.com/registration/event/5181356. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/q8g729qj.The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States, Australia and other international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the continued impact on the Company’s business of the COVID-19 pandemic, and the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC, including the annual report on Form 10-K filed on March 12, 2021. With respect to the COVID-19 pandemic, which continues to evolve in unpredictable ways due to virus mutations, changing guidelines from applicable health authorities, changing governmental policies and restrictions and uneven availability and public acceptance of infection mitigation and vaccine programs, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic in the U.S. and abroad and its impact on the U.S. and global economy, the extent and duration of the negative impacts on the Company’s supply chain, actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures or limit foot traffic; the financial health of the Company’s customers and business partners, including the effects of any bankruptcy proceedings by such parties; and the health and welfare of the Company’s employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)
Net sales	$61,798	$53,178	$166,262	$133,408
Cost of sales	37,054	32,841	99,543	82,403
Gross earnings	24,744	20,337	66,719	51,005

Selling and administrative expenses	17,998	24,177	53,797	66,517
Earnings (loss) from operations	6,746	(3,840)	12,922	(15,512)

Interest income	186	121	505	408
Interest expense	-	(6)	(81)	(59)
Other income (expense), net	76	(8)	403	147

Earnings (loss) before provision (benefit) for income taxes	7,008	(3,733)	13,749	(15,016)

Provision (benefit) for income taxes	1,939	2,136	3,535	(1,426)

Net earnings (loss)	$5,069	$(5,869)	$10,214	$(13,590)

Weighted average shares outstanding
Basic	9,655	9,756	9,663	9,760
Diluted	9,702	9,756	9,691	9,760

Earnings (loss) per share
Basic	$0.53	$(0.60)	$1.06	$(1.39)
Diluted	$0.52	$(0.60)	$1.05	$(1.39)

Cash dividends declared (per share)	$0.24	$0.24	$0.72	$0.72

Comprehensive income (loss)	$4,651	$(4,976)	$10,194	$(13,383)

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2021	2020
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$18,852	$32,476
Investment, at fair value	15,162	-
Marketable securities, at amortized cost	751	2,215
Accounts receivable, net	43,307	34,631
Income tax receivable	1,328	1,374
Inventories	52,941	59,025
Prepaid expenses and other current assets	3,862	4,610
Total current assets	136,203	134,331

Marketable securities, at amortized cost	10,638	12,800
Deferred income tax benefits	1,153	1,235
Property, plant and equipment, net	29,582	30,759
Operating lease right-of-use assets	7,484	9,613
Goodwill	12,219	11,112
Trademarks	34,768	32,868
Other assets	24,371	24,001
Total assets	$256,418	$256,719

LIABILITIES AND EQUITY:
Accounts payable	$7,100	$8,444
Operating lease liabilities	2,018	4,245
Accrued liabilities	12,402	11,656
Total current liabilities	21,520	24,345

Deferred income tax liabilities	2,881	2,914
Long-term pension liability	32,506	33,534
Operating lease liabilities	7,102	7,734
Other long-term liabilities	1,626	267
Total liabilities	65,635	68,794

Common stock	9,750	9,797
Capital in excess of par value	68,352	67,178
Reinvested earnings	140,706	138,955
Accumulated other comprehensive loss	(28,025)	(28,005)
Total equity	190,783	187,925
Total liabilities and equity	$256,418	$256,719

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2021	2020
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$10,214	$(13,590)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities -
Depreciation	1,876	2,256
Amortization	234	234
Bad debt expense	52	5,102
Deferred income taxes	(144)	1,854
Net foreign currency transaction (gains) losses	(121)	37
Share-based compensation expense	1,210	1,063
Pension expense	-	345
Impairment of long-lived assets	-	3,055
Increase in cash surrender value of life insurance	(339)	(250)
Changes in operating assets and liabilities - net of effects from acquisition
Accounts receivable	(8,648)	6,908
Inventories	6,826	10,528
Prepaid expenses and other assets	598	2,963
Accounts payable	(1,368)	(6,187)
Accrued liabilities and other	(745)	(3,494)
Accrued income taxes	39	(3,985)
Net cash provided by operating activities	9,684	6,839

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	(2,612)	-
Proceeds from maturities of marketable securities	3,615	6,045
Purchases of investment securities	(35,000)	-
Proceeds from sales of investment securities	19,838	-
Life insurance premiums paid	(111)	(155)
Purchases of property, plant and equipment	(673)	(3,151)
Net cash (used for) provided by investing activities	(14,943)	2,739

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,904)	(9,361)
Shares purchased and retired	(1,535)	(1,304)
Proceeds from bank borrowings	-	32,855
Repayments of bank borrowings	-	(34,724)
Net cash used for financing activities	(8,439)	(12,534)

Effect of exchange rate changes on cash and cash equivalents	74	15

Net decrease in cash and cash equivalents	$(13,624)	$(2,941)

CASH AND CASH EQUIVALENTS at beginning of period	32,476	9,799

CASH AND CASH EQUIVALENTS at end of period	$18,852	$6,858

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$3,693	$638
Interest paid	$81	$52